UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 5, 2025

iPower Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40391	82-5144171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8798 9th Street

Rancho Cucamonga, CA 91730

(Address Of Principal Executive Offices) (Zip Code)

(626) 863-7344

(Registrant’s Telephone Number, Including Area Code)

___________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	IPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2025, based upon the recommendation of the nominating committee of the board of directors (the “Board”), iPower Inc., a Nevada corporation (the “Company”), appointed a new director, Yi Yang, to the Board, effective June 5, 2025.

Ms. Yang has served as the Founder and Chief Executive Officer of Custom Cup Factory, Inc. (“CCF”) since 2020 and as the Founder and Chief Executive Officer of Pacelor Inc. (“Pacelor”) since 2022. From 2017 until 2018, Ms. Yang was founder and operator of Lebonbon, a boutique catering and event service company specializing in desserts, beverages, and party/event execution. From 2010 until 2014, Ms. Yang was a personnel specialist with the United States Navy, where she managed personnel records, advancement testing and military benefits, among other duties. We believe that Ms. Yang’s extensive experience in packaging, wholesale and logistics will benefit the Company’s business and operations and make Ms. Yang a valuable member of the board of directors.

On June 3, 2025, the Company, CCF and Ms. Yang entered into the Limited Liability Company Operating Agreement (the “Operating Agreement”) of United Package NV, LLC, a Nevada limited liability corporation (the “Joint Venture”). As previously disclosed, the Joint Venture will focus on the domestic production of packaging materials to serve the rapidly growing demands of U.S. businesses seeking reliable, sustainable, and cost-effective supply chain solutions without reliance on offshore manufacturing. Pursuant to the terms of the Operating Agreement, the Company owns 2,280 Class A Voting Units (as defined in the Operating Agreement) of the Joint Venture in consideration for the Joint Venture’s use of the Company’s equipment and facility, Ms. Yang owns 1,140 Class A Voting Units of the Joint Venture in consideration for Ms. Yang’s commitment to manage the business of the Joint Venture and CCF owns 1,710 Class A Voting Units of the Joint Venture in consideration for CCF’s contribution of its marketing expertise, existing sales channel and customer list. The Joint Venture will be managed by the Company, CCF and Ms. Yang.

In addition, Ms. Yang’s entity, Pacelor, manages a warehouse for the Company and receives a monthly service fee, which fluctuates from month to month, of approximately $240,000.

There are no family relationships between Ms. Yang and the Company.

In conjunction with Ms. Yang’s appointment as an independent director, the Company entered into a director offer letter with Ms. Yang, dated June 5, 2025 (the “Director Offer Letter”). Under the terms of the Director Offer Letter, Ms. Yang will receive reimbursement for reasonable expenses incurred in connection with the performance of her duties as director.

The foregoing description of the Director Offer Letter does not purport to be complete and is qualified in its entirety by the terms of such Director Offer Letter, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01.	Other Events.

On June 9, 2025, the Company issued a press release announcing the advancement of U.S. manufacturing plans with a deposit payment for equipment to initiate a new production line. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Offer Letter, dated June 5, 2025, between iPower Inc. and Yi Yang.
99.1	Press Release dated June 9, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPOWER, INC.
Dated: June 9, 2025
	By:	/s/ Chenlong Tan
	Name:	Chenlong Tan
	Title:	Chief Executive Officer

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